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                                                                    EXHIBIT 99.1


NEWS RELEASE

FOR INFORMATION CONTACT:
Vince Anido, ISTA Pharmaceuticals      Justin Jackson, Burns McClellan (Media)
949/788-5311                           jjackson@ny.burnsmc.com
vanido@istavision.com                  Lisa Burns and E. Blair Clark (Investors)
David Waltz, ISTA Pharmaceuticals      bclark@ny.burnsmc.com
949/788-5345                           212/213-0006
dwaltz@istavision.com


              ISTA PHARMACEUTICALS COMPLETES $40 MILLION FINANCING


IRVINE, CA. -- NOVEMBER 20, 2002 -- ISTA Pharmaceuticals, Inc. (Nasdaq: ISTAD) today announced that on November 19, 2002, it consummated a private placement of $40 million of its common stock and warrants exercisable for an additional $6 million of common stock to investors including persons and entities affiliated with The Sprout Group, Sanderling Venture Partners, Investor Growth Capital Limited, Gund Investment Corporation, KBL Healthcare, MDS Capital, and Ontario Teachers' Pension Plan Board. In addition, $4 million of promissory notes previously issued to several of the same investors in ISTA's September 2002 bridge financing were converted into shares of ISTA common stock concurrently with the consummation of the private placement.

"We are very pleased to have closed on this financing transaction," stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. "We believe this funding will enable us to execute on our plans to complete development work on our late-stage product candidates and introduce these products to the ophthalmic market place once they are approved by the FDA."

When ISTA initially entered into an agreement regarding the private placement in September 2002, one of the conditions to consummating the transaction was that ISTA's stockholders would approve the terms of the private placement and the conversion in full of the promissory notes issued in the bridge financing. ISTA stockholders approved the terms of the private placement and conversion of the promissory notes, among other proposals, at a special meeting of stockholders held on November 11, 2002. The remaining conditions to consummating the private placement were subsequently satisfied and the closing of the transactions occurred on November 19, 2002. To date, none of the warrants issued in connection with the private placement and the earlier bridge financing have been exercised.

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA's product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA's goal is to become a fully



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integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in development.

This press release contains "forward-looking statements" regarding ISTA's plans to continue product development and introduce to the ophthalmic market place those products that are approved by the FDA. These statements are based on current expectations of future events and, as such, involve risks and uncertainties that may cause results to differ materially from those set forth in such statements. These risks and uncertainties include the FDA requiring that ISTA conduct additional clinical trials beyond those already completed or planned, the possibility that the results of any additional clinical trials ISTA conducts may not support regulatory approval and the ability of ISTA to successfully launch each of these products. Further information on the risks and factors that could affect ISTA's business, financial condition, and the results of operations are contained in ISTA's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including ISTA's quarterly report on Form 10-Q for the quarter ended September 30, 2002, which is available at www.sec.gov.



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